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                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*



                              COMPUWARE CORPORATION
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                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
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                         (Title of Class of Securities)


                                   205638-10-9
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                                 (CUSIP Number)


                                DECEMBER 31, 2004
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 205638-10-9                  13G                     Page 2 of 2 Pages
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Peter Karmanos, Jr.
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        United States
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     Number of             5.      Sole Voting Power

      Shares                       22,659,377
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     10,382,127
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   5,856,250
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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        22,659,377
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 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        5.7482%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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Item 1(a)     Name of Issuer:
              Compuware Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
              One Campus Martius, Detroit, MI 48226-5099

Item 2(a)     Name of Person Filing:
              Peter Karmanos, Jr.

Item 2(b)     Address of Principal Business Office or, if None, Residence:
              One Campus Martius, Detroit, MI 48226-5099

Item 2(c)     Citizenship:
              United States

Item 2(d)     Title of Class of Securities:
              Common Stock, $.01 par value

Item 2(e)     CUSIP Number:
              205638-10-9

Item 3. If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
              Not applicable.

Item 4.       Ownership.
                    (a)    Amount Beneficially Owned (as of December 31, 2004):
                           22,659,377

                    (b)    Percent of Class:5.7482%

                    (c)    Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote - 22,659,377

                           (ii)    shared power to vote or to direct the vote -
                                   0

                           (iii) sole power to dispose or to direct the disposition of - 10,382,127

                           (iv) shared power to dispose or to direct the disposition of - 5,856,250

Item 5.       Ownership of Five Percent or Less of a Class.
              Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              Not applicable.

Item 9.       Notice of Dissolution of Group.
              Not applicable.

Item 10.      Certifications.
              Not applicable.
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                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    January 6, 2005

By: /s/ Peter Karmanos, Jr.
    --------------------------------------
Peter Karmanos, Jr.


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